Exhibit 99.2
FLOWSERVE CORPORATION, #11065510
2005 Earnings Conference
July 12, 2006, 10:00 a.m., CT
Chairpeople: Michael Conley, Lewis Kling, Mark Blinn

Operator	Good morning, ladies and gentlemen, and welcome to the Flowserve 2005 earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded Wednesday, July 12, 2006.

I would now like to turn the conference over to Michael Conley, Vice President of Investor Relations. Please go ahead, sir.

M. Conley	Thank you, Eric, and hello to everyone. Welcome to the Flowserve investor conference call. I’m Mike Conley, VP of Investor Relations with Flowserve and I thank you for being with us today. Today’s call is being webcast with slides via our website at www.flowserve.com. Just click on the investor relations tab to access that.

Before we get started today, I want to make one technical note. For those of you who’ve accessed today’s call through our dial-in phone number and also wish to simultaneously follow along with the slides via our website, please click on the “click here to listen via phone” icon at the bottom of the event details page. Again, if you’ve dialed in to today’s call through the dial-in phone number and also wish to simultaneously follow along with the slides through our website, please click on the “click here to listen via phone” icon at the bottom of the event details page.

I’ll remind you that a replay of this call will be available today beginning at 1:00 p.m. Eastern Time through 11:00 p.m. Eastern Time on Saturday, August 12th. The access number is 800-405-2236 and outside the U.S. it’s 303-590-3000 and the pass code is 11065510# for either of those numbers. You may also access a replay of this call through our website and I’ll repeat this information at the end of today’s call.

Joining me today are Lew Kling, President and CEO of Flowserve; Chief Financial Officer, Mark Blinn; and Chief Accounting Officer, Dick Guiltinan. Following our commentary we’ll move into the Q&A session.

Regarding our forward-looking statements I’ll refer you to our June 30, 2006 and this morning’s news releases for Flowserve’s remarks on that topic. The Safe Harbor Statement in those releases, which I will not repeat here in the interest of time, also applies to all statements made during this conference

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call. The information in this conference call including the initial statements by management, plus our answers to questions related in any way to any projections or other forward-looking statements are subject to the previous Safe Harbor Statement.

Now I’ll turn it over to Lew.

L. Kling	Thanks, Mike, and good morning. As you can see from our June 30th announcement and the filing of our 2005 10-K, we’re continuing to make good progress toward our goal of becoming current with the financial report filings with the SEC by the end of the third quarter and equally important, I’m extremely pleased to add throughout this labor intensive process we continued to strengthen our business and improve our operating results. This is a testament to the focus and commitment of every employee in the company whether providing support to our associates and customers affected by hurricanes Rita and Katrina, delivering our products, services and solutions on schedule or our unrelenting quest for operational excellence.

It’s important to note right before the July 4th holiday weekend we announced in our 2005 10-K that net income from continuing operations improved 78% to $46.2 million versus 2004. But more importantly, we saw clear and substantial improvements in all our 3 business segments in terms of bookings, sales, gross margin and operating profit.

During 2005, we saw considerable strength in our bookings with major acceleration occurring in the second half of the year. Reported bookings increased last year over 13% to a record $3 billion. When we exclude the impact of the GSG sale late in 2005, the bookings are approximately $2.9 billion. Organic bookings, which are bookings excluding both currency and discontinued operations, increased over 15% for the year and as previously disclosed, organic bookings for the first quarter of 2006 increased an amazing 34% year-over-year.

I’m also pleased to announce that early this morning we released our second quarter 2006 organic bookings and the positive trend continued with the quarterly increase of approximately 29% year-over-year. This brings our year-to-date organic bookings growth for 2006 to approximately 32%.

In addition, we also announced that we paid down $25 million of debt during the second quarter. Based on our conversations with many of our customers and sales personnel worldwide and the bookings data for the past 4 quarters, I feel extremely positive about the future of Flowserve.

When looking at the sales data for 2005 we see growth of approximately 7% while organic bookings grew 15%. This higher growth rate for bookings compared to sales in 2005 was primarily caused by 2 very positive situations.

The first is that we had an acceleration of large project bookings in the second half of 2005 that primarily reflected deliveries for the second half of 2006, thus causing the backlog to increase over year end. And the second, many of our customers are requesting longer lead times, reflecting their own

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additional workload from increased capital spending.

This combination of customers’ long lead times and our internal emphasis on shorter cycle times work together to increase our overall manufacturing capacity and help the business better their on-time delivery performance and in fact we are experiencing better on time delivery performance coupled with decreasing overdue backlog.

In my view, one of the most important results, if not the most important result in 2005, was the improvement in our manufacturing efficiency and productivity as reflected in the significant increase in gross profit. As you can see, gross margin jumped almost 14% on a sales increase of 7%. This represents an increase of 190 basis points, bringing our gross margin to 32% from 30.1%. This also illustrates that the operation improvements we have been implementing over the past 2 years combined with the significant operating leverage in our business have resulted in significant positive flow on sales to gross profit. In addition, it also reflects better pricing discipline throughout our business segments. As we have discussed before, we don’t chase business with inappropriate margins or unacceptable terms and conditions, thus helping make our backlog stronger and more profitable.

Our operating income also increased over 17% compared to last year, driven by our increase in gross margin. As shown in the 10-K, these benefits were partially offset by quite a bit of noise in the SG&A which we had previously alerted you to and which Mark will further discuss in a minute.

I’m extremely pleased with our individual business segments’ operating performance in 2005. In every case we saw significant improvements in bookings, sales, gross margin and operating margin. These increases more than compensate for any material escalation our new strategic sourcing operation had to contend with.

Our pump division showed a 17% increase in bookings and a 5% increase in sales during 2005 resulting from significant increases in large project and aftermarket wins in the second half of the year. Gross profit increased 14% or $49.3 million, nearly 3 times the growth rate in sales, demonstrating the excellent flow-through we achieved, and gross margin also improved 220 basis points to 27.9%. These gross margin improvements are realized by achieving greater sales volume and higher prices in this robust market environment, more disciplined pricing decisions and better efficiency in our operations as a result of our operational excellence initiatives.

Our operating income also increased by 31% or $34.5 million and the operating margin percentage broke into double digits at 10.3%, an increase of 200 basis points.

Turning to our flow control division, bookings improved almost 10% while sales increased approximately 7% during 2005. Valves gross profit grew by $32.2 million or at a 13% clip, almost double the growth rate in sales. Again I must point out the significant flow-through from sales to the gross profit line caused by the gross margin percentage to improve 180 basis points to

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31.9%. Similar to pumps, our valve segment benefitted from greater sales volumes, higher prices, improved pricing discipline and operational efficiency improvements. In addition, valves benefitted from reduced expenses related to old and slow moving inventory reserves, known as OSMI. Valves operating income also increased $23.9 million or over 36% and its operating margin improved 220 basis points, also breaking into double digits at 10%.

In our flow solutions business, bookings improved approximately 17% and sales increased over 12%. Gross profit increased $23.1 million or approximately 14%, once again a greater rate of increase than the increase in sales, and gross margin improved 40 basis points to 43.6%. Flow solutions also benefitted from the same robust market, pricing and operational excellence factors as did pumps and valves.

Operating income increased $13.4 million or over 18% and operating margin improved 100 basis points to 19.4%.

As you can see from these consolidated and segment results, we are beginning to see the fruits of our labor coming to fruition. In a few years I believe we’ll look back and see that 2004 was the inflection point in the history of Flowserve and that 2005 was the year in which our operational improvement initiatives really began to take hold. But right now I’d like to turn the meeting over to Mark to discuss the details of the financials and then return for a few minutes to remind you of our strategy going forward. Mark.

M. Blinn	Thank you, Lew, and good morning everybody. Before I get into my presentation, I wanted to cover 2 housekeeping matters.

One, as you know, we did release bookings information this morning. We did not have the backlog information as we are still finalizing our sales results. As we finalize those, we will get that information to the market. The second thing, and this relates to my presentation, is the information does exclude discontinued operations. For ‘04 that relates to GMBU and GSG and for ‘05 that’s GSG.

With that, going to slide 10 of the presentation, let me tell you what I’m going to cover today. I will cover some of the consolidated highlights and talk some of the details. Lew has covered some of them to this point. I will spend a bit of time on our SG&A. I know there’s been a lot of questions around that. We’ll talk about the tax rate and an EPS growth walk forward. We’ll spend time on the balance sheet, namely around working capital and cash flow and how we intend to use that in ‘06 and I’ll update you on financial controls and our reporting timeline.

Looking at our comparative income statement, sales increased to $2.695 billion, representing a $172 million increase or 6.9% increase. Gross profit of $862 represented $103 million increase or 13.6%.

Operating income increased to $190 million, representing a $28 million increase or 17.7%. Interest of $71 million decreased by $6 million year-over-

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year, reflecting the impact of our refinancing, lower debt levels and somewhat offset by higher LIBOR rates during the year. You can see that we experienced a loss on debt repayment and extinguishment in connection with our refinancing.

Other expense decreased $7 million to $8 million for 2005. I do want to point out that this $8 million still contains $5 million of noncash expense related to our FAS-133 hedge accounting.

Income before tax of $83 million represented a $17 million increase or 25.6% growth. Our tax rate was at 45%. I’ll talk about that later. Income from continuing ops of $46 million represented a $20 million increase or 78%.

Net earnings of $12 million were impacted by the sale and the impairment on GSG.

EPS from continuing ops of 82 cents represented a 36 cent increase or again 78% and EPS net with the impact of GSG was 21 cents.

Looking at our bookings for 2005 and again this excludes discontinued operations, but does include currency as represented in our financials and our other items. You could see that we had bookings of $2.927 billion, representing a 16% increase. We did benefit $10 million from currency. An important note here is that 22% growth was experienced in the second half of ‘05. The first half versus the prior year was 7%.

We did see continued strength in oil and gas and strength in the EMA markets for our pump division and Asia-Pac for our pump and valve divisions.

If you look at sales of $2.695 billion, that represented a 6.9% increase year-over-year. Again we had an $8 million benefit. It’s important to note here that when you compare our ‘05 sales growth to our ‘04 bookings, excluding FX and discontinued operations, our ‘04 bookings were up 7% in ‘04. Unlike 2005, as I talked about a moment ago, they were fairly evenly distributed throughout the year.

Now what does that mean in terms of bookings conversion to sales from ‘05 to ‘06? Some factors to consider.

There will be an impact from FX, plus or minus, depending primarily where the Euro and the Sterling end up. Again, I’ll remind you that we did have strong bookings growth in the last half of ‘05 and as Lew mentioned, we are experiencing negotiated longer lead times with our customers in terms of delivery but other than that, we haven’t seen any significant impediments to converting our bookings to sales. Again in our bookings in ‘05 we did see strength in oil and gas and in our Asia-Pac markets.

Looking at our gross margin on slide 13 as Lew mentioned, $103 million increase or 190 basis point increase year-over-year. Now this does represent a 60% flow-through of our sales to gross profit. If you take out the OSMI

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charge that we had in 2004, the flow-through is more around 52%. What this reflects is our focus on quality of bookings, operating leverage as we leverage our assets as a company and then as Lew mentioned, the operational and excellence initiatives that Lew’s put in place around supply chain, on time delivery, build to material accuracy and reduced cycle times.

If you look at division operating income, you saw a 200 basis point increase to 11.9%, and it’s important to note here because I’m going to talk about it in a minute, this does have G&A in it. These are just division operating results to show you how the divisions performed year-over-year. They had a $72 million increase or 29%. This reflects improvement is primarily driven by the improvement gross margin.

Turning to the next slide you can see we talk about consolidated SG&A. This is for the entire corporation, this is not just corporate. I’ll get into that a little more in just a minute.

Operating income increased $29 million or 17.7%, representing a 70 basis point increase year-over-year. This was driven by incremental gross profit at the divisions offset by the incremental G&A, primarily at corporate.

On the next slide we’ll talk about SG&A increases 2004, 2005. What this intends to do is walk our G&A from 2003 forward to where we were at the end of 2005. If you look at the impact of 2003 to 2004 in the left column, you can see that the primary impacts in 2004 were currency of $21 million, incentive compensation increase and that is off of a zero base in 2003 of $30 million, and finance professional fee increase of $22 million which I will get into in the next page.

If you look at what occurred in ‘05, you can see that currency had a nominal impact. We did have a small increment incentive compensation. Our equity programs we had incremental in expense and that was primarily driven by restricted stock awards to the new management and the talent that we’ve been bringing into this company as we brought them in.

As we’ve talked about before, we had $15 million of severance transition and modifications that primarily had to do with our outgoing CEO last year. Also we had an $11 million increase in salary and benefits and I’ll talk about this more as it relates to finance in a moment, but that includes merit increase and some headcount, particularly in finance. We also had a $31 million increase in professional fees which I’ll get into in the next page.

Turning to the next page I want to talk about 2 things in finance related SG&A related expenses. One, employee related cost. You can see the increase in spend from 2003 to 2005. This is not all headcount. There is some transition modification and severance expense that’s in here, but over half of this is headcount related. Let me talk about this. We have built out our internal audit function. Before, that was outsourced. We built a corporate compliance group. We built a strong policy and controls group to deal with the new S-Ox environment and compliance environment that is out there and also we’ve certainly built our tax team to take advantage of what we think are

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good tax opportunities in this company going forward.

If you look at our professional fees, the first thing that we come to are audit fees. You can see that our audit fees in 2004 were $7 million and they increased to $31 in 2005, representing a $24 million increase. Now if you look at the $31 million number in ‘05, it is coincidental that that is what is reflected in our 2004 proxy statement. That 2005 expense does represent the bulk of the ‘04 audit fees, but also contains some ‘05 audit fees.

If you look at our proxy statement for 2004, the $31 million, some of that was actually paid in ‘04, a bulk was paid in ‘05 and some was paid in ‘06 as we completed that in February ‘06. If you look at what we expect our audit fees going forward, you can see our proxy statement from ‘04 to ‘05 that we had a significant reduction in our audit fees and we expect that to continue into ‘06 and normalize into ‘07. As we bring our control environment into compliance, we think those will drive down.

One thing to call out. In this calendar year we do have some ‘04 audit fees, we have a bulk of our ‘05 audit fees and as we drive to break this cycle of delay in ‘06, we will be pulling a lot of our ‘06 audit fees into this year whereas over the last couple of years they’ve been in the following years.

Also we’ll talk about S-Ox. You can see that we had a $15 million spend in 2004 and that was reduced by $7 million to $8 million in 2005. We expect that in ‘06 and going forward that this amount will be insignificant as we have created an internal policy and controls group.

You can see that other professional fees, and these are not all compliance fees, increased from $9 million to $23 million in 2005. That increase was primarily driven by the restatement, the effort around the IRS audit and other compliance related matters. Now in 2006 we still have had a lot of expense in the beginning of this year in getting our 2005 10-K out, but we’re starting to see that normalize. I expect to see that fully normalized in 2007 and I think all of the increase between ‘04 and ‘05 should go away.

Turning quickly to the tax rate, comparative year-over-year, you can see that our tax rate went from 61% down to 44.5%. The main driver above the U.S. statutory rate again was our foreign operations and this was primarily driven by the repatriation of foreign earnings in non-U.S. reserves that are reflected in that amount. Going forward, we do expect to repatriate less foreign cash earnings and also we are starting to implement tax planning strategies which will start to take hold in 2006, ‘07 and I think we’ll get the full benefit in 2008 so we do expect a lower rate going forward.

On to slide 18. This is an EPS walk forward and I just want to highlight that in our EPS change you can see the benefit that we received from the gross profit improvement of $1.86 year-over-year, but that was offset by 2 things. Our increase in SG&A and also the loss on the debt extinguishment in connection with our refinancing.

Turning to our balance sheet and primary working capital. You can see that

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year-over-year we saw 190 basis point improvement in our primary working capital as a percent of sales. This represents about a $50 million efficiency in our organization. If you exclude the impact of the securitization in ‘04 you can see that the improvement was much better year-over-year. This does remain a focus for our company as we continue to try to drive primary working capital as a percent of sales down.

Turning to slide 20, which is our cash flow statement, what I want to do is just highlight the main drivers of the change in the cash flow from ‘04 to ‘05. First, and you can see in the highlighted yellow box, our account receivables here, securitization, benefitted us in 2004 and then completely reversed in 2005. You can also see that we had an increase in pension and other liabilities. As we talked about, we were fairly aggressive in funding our pension plans during 2005. Also we had an increase in deferred tax assets. Those were the primary drivers between our change in cash flow from ‘04 to ‘05.

Turning to the next slide. We have used our cash, as I talked about, for pensions and other matters for strategic reasons in 2005, but we did continue to pay down debt. You can see that our net debt was at $572 million at the end of the year. This represented about a 40% debt to cap, came on the heels of strong cash flow again last year, and as you remember, we did put a flexible financing structure in place. So what does this mean for our company going forward?

If you look at capital expenditures between ‘04 and ‘05 the capital expenditures didn’t change too much, but as we’ve disclosed in our 10-K, we expect to spend $70 to $75 million in 2006 in capital expenditures. We know this is aggressive, but we think this is very important for the future of this company and I’ll highlight a couple areas of investment.

We talked about our India expansion for our pump group, say about $8 million going into that. We’re also investing in Centers of Excellence for our pump organization to respond to the strong bookings market and the opportunities that we have worldwide. We are going to spend we anticipate this year over $10 million on an ERP and also on financial and tax systems to upgrade them to respond to the compliance environment and to simplify our platform. We do expect to make investments in our FSD group and our sales group as they continue to take advantage of opportunities worldwide.

And as we mentioned before, we had established the joint venture in Saudi Arabia. We will be investing in that during this year and continued investment in our QRCs. We think this capital is well positioned to benefit this company going forward.

If you look at the next slide we’ll highlight some of our major cash uses year-to-date for 2006. We talked about our incentive compensation, finance related professional fees of $22 million. I’ll talk a little more about that in a moment, but also we have our debt repayment fees. To try to give you more visibility on our financial professional fees, I’ll take a look at the $22 million that we’ve spent year-to-date and I do want to point out that about $5 million

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of that was accrued and expensed in the prior year so of the remaining $17, here’s how it kind of laid out over the term of this year.

For the first 7 weeks we were working towards our restatement. We did have a run rate of over $1 million a week in terms of expense relating to audit fees and other professional fees in an effort to get the restatement completed. We did have a compressed time line for 2005. We do expect that to slow down going forward so I don’t think the run rate for the first half of the year will continue. That will be offset by something that I mentioned earlier. We do intend to pull as much of our ‘06 audit work into 2006 so we can break the cycle.

Brief update on financial controls. As you saw and if you reviewed our 10-K, we had a significant reduction of material weaknesses from 2004 to 2005 and we continue to be aggressive to address the material weaknesses. We also have announced before that the SEC did conclude its investigation related to the company’s 2003 and 2004 restatement without recommending any enforcement action against the company. And finally, we are continuing to make changes in the financial organization. We’re upgrading capabilities. We’re focused on ERP and system standardization, process improvements and internal controls.

Finally, before I turn it back to Lew, I just want to highlight the timeline for becoming current. As you know, we filed our 10-K in February 2006. That was followed on by the Qs at the end of April. On June 30th we filed our Form 10-K for 2005. We expect to get the ‘05 10-Qs out by August 15th and we also anticipate by September 30th that we’ll have our first and second quarter 2006 Form 10-Qs filed which at that point we will be a current filer with the SEC filings. With that I’ll turn it back to Lew.

L. Kling	Thanks, Mark. I would now like to spend a few minutes talking about our 6 key strategies that support the corporate vision that has helped us achieve our positive results. After all, our successful execution of these strategies is what will propel Flowserve to the next level.

The first strategy is organic growth. As we discussed earlier, we delivered significant organic growth in 2005 with reported bookings increasing 13% and in the first quarter of 2006 organic bookings increased 34%, followed by a second quarter organic bookings increase of approximately 29% for a total of approximately 32% for the first half of the year. This increase was across a range of new products and services and from additional expansion into emerging geographies such as China, India, Russia and the Middle East. We also continued to maintain a dual focus on generating highly profitable aftermarket business while increasing our installed base.

In addition, we now offer our customers the new option of purchasing solutions in addition to just products whereby they can order any combination of pumps, valves or seals including total aftermarket support. This rationale is best summed up by our belief that today’s installed base is tomorrow’s aftermarket.

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The second strategy is portfolio management. During the last 2 years we have worked diligently to get better before we get bigger while we work to transform a good company into a great company. We have also continued to fine tune our business portfolio with several relatively small but nonetheless strategic acquisitions and divestitures. The sales of the general service group in 2005 and our government marine business in 2004, along with the completion of certain small bulked on acquisitions over that time period were in line with our focus on improving our current platform and maintaining our strategic initiatives. Due to our progress in all aspects of the business, we are now much better positioned to consider other strategic alternatives in the near future.

Our third strategy is technical innovation. This is an integral part of our product solutions and service offerings and helps differentiate Flowserve from the rest of the pack. These new developments include examples such as our advance control valves and our new intelligent pumping series which will help our customers maximize their ability to expand their revenues and margins.

Our fourth strategy is globalization. To maintain our leadership position in this industry, we must continue to focus on identifying and taking advantage of low cost sourcing opportunities in places such as India, Mexico, Eastern Europe and China. In addition, we have to be where our customers are which leads to having local support facilities in places like Russia, the Middle East, Latin America, Africa and Asia.

Our fifth strategy is about process excellence. This was clearly apparent in our 2005 operating results. It is driven by our continuous improvement process integrated with our employee incentive programs that are carefully tailored to each Flowserve facility. We continually monitor metrics in each location such as on time delivery, material costs, warranty costs, bill of material accuracy, cycle time, and manufacturing scrap so that we can deliver maximum productivity and customer fulfillment.

And lastly, we’re building an organizational capability that centers on ethics, learning, leadership and an empowered culture focused on delivering ever increasing performance and results to our customers and stakeholders.

I would now like to end with a few words about our core end markets. To no one’s surprise, oil and gas continues to be exceptionally strong worldwide including new refinery projects even in the United States. We provided you with some perspective on the future of this growth. We recently announced our joint venture to build the Middle East’s largest pump repair manufacturing support, testing and training facility in Saudi Arabia. Following the signing of the agreement, a major Saudi customer remarked to us, “This facility will be the largest in the kingdom, but in the future you should be prepared to double its size and then be prepared to double it again.”

In addition, large energy suppliers are heavily investing in liquid natural gas projects in Australia, Asia, Africa and the Middle East. These are only a few examples that illustrate how strong the oil and gas sector is expected to be for

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the foreseeable future not only in the Middle East, but on a global basis.

The chemical sector also remained strong especially in Asia. Our conversations with our chemical customers suggest that their capital spending plans should continue to increase. This pick up in the chemical sector has particularly benefitted our valve and seal business.

The power sector continues to improve on a global basis as we see continued urbanization of third world countries. Moreover, additional domestic coal fired generation facilities and nuclear facilities are now on the drawing board.

In closing, I just want to say that at the end of the day it’s all about execution and that is what we’re seeing at Flowserve. I’m extremely excited about what I’ve seen since joining Flowserve two years ago and I’m even more excited about what I see in the future. And now I’ll turn it over to Mike to begin the question and answer period. Mike.

M. Conley	Thanks, Lew. Now let’s go to Q&A. I’ll ask all callers to please limit themselves to 1 question with 1 follow up. Eric, if you could go ahead and prepare us for that, please.

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the 1 on your pushbutton phone. If you’d like to decline from the polling process, press the star followed by the 2. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using a speaker phone, you will need to lift the handset before pressing the numbers. One moment, please, for the first question.

Mike Schneider with Robert W. Baird, please go ahead with your question.

M. Schneider	Good morning, guys.

Management	Good morning, Mike.

M. Schneider	I wonder if you could just address gross margins if I’m limited to 1 question for now. Gross margin I know you said the flow-through in ‘05 was 52%, an impressive number. I guess as we look to ‘06 now and considering what’s going on with raw materials at least in the first half of this year and considering the mix is going to shift more towards projects, what should we look for on flow-through on the gross margin line and is it sustainable or even possible to improve that 52% number?

M. Blinn	Mike, let me first respond quickly to your issue around raw materials because there was news today about increased pricing in nickel and we do see that. As we talked about before, raw materials, nickel and some of the higher metal alloys do represent a fairly small amount of our inventory in input and typically go into our differentiated products. To that effort we are raising prices in connection with this and we have certain material escalation clauses that do go in our contracts. Also we talked before about the strategic sourcing

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group that is started by these inputs in bulk in the form of just strategic purposes or reverse options so we see some of that is offsetting some of the increase in raw material prices.

As to the flow-through going forward, and we talked about a couple things that contributed to that flow-through. One is operational leverage as we take more advantage and become more efficient with our capacity utilization. We still see substantial opportunity in that and that’s why we’re putting our capital to support that going forward. Also we talked about where our shift from OE to aftermarket has been. We’ve seen good steady trends over the last couple of years. Obviously there is good project work that’s coming in, but we’re very disciplined about the contract pricing that we take on that to make sure that it has acceptable margins now and going forward.

The other thing to talk about in terms of where gross margin is, is the operational excellence initiatives and as Lew mentioned, we’ve started to ramp up on our operational excellence and we still think we have opportunity there in terms of driving that and it reflects itself in the flow-through. So where do I see the flow-through going forward? Certainly if you look at an industry standard of 30% to 35%, I think we have an opportunity above that going forward as we do a couple of things: the operational excellence, the leverage, our focus on capturing aftermarket, and some of the other issues around raw materials.

M. Schneider	Is there anything unusual though in the 52% number, Mark, that would be unsustainable? Is it possible that the MRO mix in 2005 was as good as it’s going to get and now the flow-through will actually decline from there because of it? Just trying to get a sense. Is it 35 or is it 52 or is it something in the middle?

M. Blinn	Mike, the reason I called out the OSMI charge in ‘05 was to try to take out what I thought was the noise, taking it from 60 to 52 and I’m not going to say that I think in ‘05 the MRO or aftermarket business was at its best. Again, though we have seen a shift towards more project work. Where that will settle out in terms of years and flow-through, we do think that that’s going to come with good strong aftermarket in the not too distant future so in terms of where it settles out I don’t want to peg a specific number, but that’s a fair range to go in there and it’s going to be driven a lot by how we get up the curve on operational excellence and how we continue to drive to our customers and meeting and exceeding their expectations because even on original equipment, that gives us pricing power.

M. Schneider	Right. Thank you, guys.

M. Blinn	You’re welcome.

Operator	Our next question comes from Scott Graham with Bear Stearns. Please go ahead.

S. Graham	Good morning. I have 2 questions, 1 question, 1 follow up as per Mike’s request.

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Management	Hi, Scott. How you doing?

S. Graham	I heard that. I want to go back to that chart and hopefully you’ll make these charts available because I think you’ve done an excellent job here in presenting some of the details I think people have been looking for. The chart on the employee costs of course where the audit, S-Ox and other fees, I think you’ve kind of delineated that very nicely. And my question, Mark, for you is given the increase in audit fees in ‘05 versus ‘04 and the decline in S-Ox, the increase in other, obviously we’re trying to understand here what stays and what goes. Could you give us an idea, Mark, on each of those 3 items, audit, S-Ox and other, what the normal you think can be let’s say in 2007?

M. Blinn	Yeah, I mean that’s a good way and I tried to drive it year-over-year. But in ‘07 as we start to normalize and I think we’ll get back to normalization in audit fees, again the environment certainly changed from where it was a couple years ago in audit fees and we continue to improve our control environment which directly correlates to that. But I think an audit fee for a company like this could range in the $5 to $9 million range. S-Ox, as I said in ‘06 and ‘07 should be insignificant because we’ve created an internal policy and controls group.

On the other expense, you know we had a $23 million spend in ‘05 and a lot of that was restatement and IRS tax related, but we will still have some level of professional fees and that’ll depend on a couple of things. These professional fees, a bulk of them, have been what I’d say kind of backward looking in terms of compliance and working through the IRS audit and matters like that. We’d like these professional fees to be driven towards revenue growth and tax planning opportunities going forward so I will say that I think a significant number, a significant amount of that $23 million is going to drop off in ‘07, but I’d like to start employing some of those professional fees to start driving things to the P&L like my tax rate down. Does that help you?

S. Graham	It does, it does, understanding of course that you can’t give ‘06 guidance or ‘07 guidance even for that matter. My follow up question is along the same lines. Obviously there’s a need to invest in the infrastructure here and I think that’s a good idea, but obviously there’s always an expense when you’re talking about more employees and more QSRs and what have you. Very simply I’m seeing a lot of this stuff on your segment data going into the corporate lines and I’m wondering how I should be ... why that is and what I should be reading into that. Why would so many of these expenses be going into corporate including capital expenditures and D&A which particularly the capital expenditure number jumped up in ‘05 on the corporate line. So help me understand how you kind of look at this internally.

M. Blinn	First of all the G&A expenses that I just went through, that is consolidated so to that point part of the $31 million in audit fees that I had in 2005 was out in the segments so this isn’t all necessarily held at corporate. I would say a lot of the S-Ox is and some of the other professional fees that were Dallas centric or at the corporate level. But that capital, when we lay out the capital spend

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that I put in the chart, a majority of that is out in the segments which means that the depreciation expense in subsequent years is going to hit those segment results. So if I indicated that all of this at corporate, it’s not. It’s clearly ... again, a lot of the restatement activity did hit corporate because the bulk of the fees were here in Dallas and at the corporate level, but a lot of the capital spend.

Now on the systems, if we’re talking about that, the initial work around the systems in developing the work effort we did do at the corporate level, but as we start putting these systems in, they’re put in at sites and we have each of the sites sign up to a business case forum and they own the cost. They own the capital and they own the cost and they have to justify it going forward. What we do as a company is make sure that it’s got a standard financial platform. But more importantly, we want those systems to drive the business and if you look at the opportunity we think this is a good time to be investing in systems. If you look at our overall SG&A spend for example of $672 million we think we have an opportunity to reduce that by integrating and simplifying our platform.

S. Graham	If I were just to add to this to sort of bring this thing to a conclusion, Mark. 60/40 corporate versus the segments, is that a reasonable number for these expenses allocated? Because we’re trying to understand the dynamic of each of your segment’s margins and obviously it’s this noise that’s making that difficult.

M. Blinn	Let me just leave it at this because we do allocate corporate expenses out and I’m not going to get into that detail on this call. But I will say that a lot of our professional fees that you’ve seen that are in overall consolidated SG&A related to the restatement, the audit, the S-Ox and the other — those are still predominantly at corporate, but as we talked about we think a substantial amount of those are going to go away. So as you look at it going forward, I don’t know that it’s significant as to how we’re going to allocate those professional fees.

S. Graham	That’s fine. Thanks very much.

M. Blinn	You’re welcome.

Operator	Our next question comes from David Sachs with Hockey Capital. Please go ahead.

D. Sachs	Thank you very much. The question I had was if one were to look at this large picture at 2004, all-in operating margins were in the 7% range. Making adjustments for these one time costs that you’ve identified here suggest operating margins last year may have been on average for the year just under about 10% full loaded. Could you give us some sense of the trajectory throughout the year to get to an average of 10? Starting the year at 7 or 8 would suggest we exited the year 11%, maybe 12%. Is that a proper shape of the trajectory and should we be looking at the exit rate of 2005 as a good indicator for how 2006, the beginning of the year shapes up and what benefit do we get from the incremental growth from these bookings numbers that

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you’re reporting? Thanks.

M. Blinn	Good morning, David. How are you? We did have some supplementary quarterly information in our 10-K, but we haven’t issued our Qs yet and I think it would be more appropriate to talk about our quarterly trajectories after we get our Qs out in terms of operating margins going forward. What was the second part of your question, David, I couldn’t hear it.

D. Sachs	It was tied to just the leverage. If I was correct in the assessment of the trajectory through 2005, to get to a 10% average number for the year where we would exit call it 11.5, 12, that’s before the surge in bookings that we’ve seen in the second half of ‘05 and the beginning of this year would have had an impact on the profitability of the company. So just trying to get a sense of the leverage related to the prior question I asked about the gross margin leverage, but just trying to understand the fixed cost leverage we might see throughout the P&L.

M. Blinn	Right and again the reason I want to go to the quarterly to talk about that is because it depends on when our transition expenses occurred and everything which we’ll lay out in our Qs. But I can say this. I mean we’ve talked about the flow-through of gross profit and the operating leverage and capacity utilization and those things tend to hold relative to sales so as we drive our sales up, all other things being equal, we get more leverage as a company and also more event driven as the operational excellence initiatives take hold, we get leverage from those as well. So in terms of trend I’ll just leave it at that.

D. Sachs	Okay and just one last quick question since you didn’t answer essentially the first question. The target for tax rate, you’re at 44.5%. You said it would be lower. What should a company like Flowserve be looking at 2 to 3 years if you’ve properly done this? What’s an aspirational goal for a consolidated tax rate? Thanks.

M. Blinn	Taking advantage of our global footprint and a lot of our operations are in foreign jurisdictions with lower marginal tax rates, our goal is to be between 30% and 35% on a marginal tax rate after we implement our tax planning strategies and as we drive this thing moving forward. That’s what we aspire to.

Operator	Our next question comes from Ian Fleischer with Friedman Billings Ramsey. Please go ahead.

I. Fleischer	Good morning.

Management	Good morning.

I. Fleischer	Can you touch on what your priorities are for capital deployment at this point, particularly with respect to debt repayment and acquisitions?

M. Blinn	We lined out our capital expenditures and we think that’s very important to take advantage of the markets and the opportunities that we have out there. Again as we did last year, we’ll look at our pension payments going forward

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and determine what kind of optional payments we want to make because we’re looking at the legislative environment and at the current environment around pensions and we want to stay fairly aggressive in terms of how we address that market right now.

Going forward, as we do generate a lot of cash, we are looking at a number of opportunities. As you know under our financing arrangement we have a broad set of opportunities in terms of how we deploy our cash. We have more ability to buy into joint ventures or current investments. We can buy stock back, pay back dividends. We can look at larger acquisitions. All these things that we’re considering. We haven’t made any decisions at this point and because we feel like we have very good uses for cash over the next couple of months we will be considering all those things going forward, but in the meantime I think from the capital standpoint looking at our pensions we did invest heavily in professional fees this year. We did have an incentive payout earlier part of this year that we had good uses for our cash up to this point.

I. Fleischer	Okay and down the line if you could comment with respect to acquisitions, if you have any size limitations or how far afield from your core businesses you’d be willing to go.

M. Blinn	Looking forward, and Lew has made this point a number of times, he used the term “get better before we get bigger” and really we look through the end of this year that we have a lot of work to do to continue to achieve that and work on our platform.

Going forward, when we look at acquisition opportunities we’ll look at existing assets that are out there in the market that fit into what we have, maybe some adjacencies. But the important thing is that when we look at acquisitions they’re going to map to our strategies. So it’ll either be in existing assets. If anything, it’ll be existing assets or some adjacent acquisitions. We haven’t made any decisions at this point and we’re always going to look at that use of cash versus other opportunities in terms of the eyes of the shareholder so that’ll be our approach to the acquisition market going forward.

I. Fleischer	Thanks very much.

M. Blinn	You’re welcome.

Operator	Our next question comes from Adam Comora with EnTrust Capital. Please go ahead.

A. Comora	Hi, thanks. I had a question. I think in the past you guys have said that the target was 15% operating margins. Given the strength in the business and the backlog can you just talk a little bit about the timing of when we might actually achieve those margins?

L. Kling	We came out with the number of a goal of 15% and said it would probably be 3 to 5 years from about a year ago. We’re still on track to try to meet that

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goal. Remember it is a goal in the business. We’re doing all the things with respect to operational excellence. Obviously a strong marketplace and as you can see the results that we had in 2005 so basically the goal hasn’t changed. The business has got goals on all the pieces of the business to achieve that in the 3 to 5 year period.

A. Comora	Okay, terrific. And is there any reason why, I mean just help us understand how we get there. Is it sort of steady improvement, 100 to 150 basis points a year? Are there any massive step functions in that?

M. Blinn	Again we don’t want to start giving guidance over the next couple of years, but bottom line the math needs to come out to this. We need to drive our divisions as we talked about earlier to 17% margins and start driving our corporate spend to 200 to 300 basis points of overall sales. That’s the math of how we get there. That’s what it looks like at the end of the day. We’ve got work to do to get there. You can see from our ‘04 to ‘05 trends at least in that year we’re on the right path.

A. Comora	Okay, thanks.

Operator	Our next question comes from Rob Lietzow with Lakeway Capital. Please go ahead.

R. Lietzow	Hey, guys. How you doing? I guess congratulations are in order once again.

Management	Thanks, Rob.

R. Lietzow	I guess I have a couple questions ... well I’ll stick with my one question and I have one comment and I’ll start with my comment which is or I guess there’s partly a question here. Are you guys able to buy back stock right now?

L. Kling	We have the ability to buy back stock. There’s nothing to say that we can’t, but until we become current it’s just something that we are looking at.

R. Lietzow	Is there a reason why you feel that you can’t buy back stock now?

L. Kling	Well being that we’re not current, we have data that’s not out in the marketplace so we feel buying back stock would just not be the right thing to do until we’re current if that’s one of the options that we decide to take. Remember, we have many options that we are looking at, but until we get current we’re not going to make any decision of which one we’re going to do.

R. Lietzow	Well I guess my vote as a shareholder would be to buy back stock especially at current prices. I fully understand you’re not wanting to get on the merry- go-round of giving guidance yet, but I think you can tell by this call that it’s something that is going to eventually be mandatory at least on some level and I think there were a couple of very good questions that were trying to poke at that. And I guess the way I look at it is say okay you’ve got an incremental run rate of $900 million in revenues over your existing run rate and assuming you do get around a 50% gross margin flow-through and there’s a 20% SG&A cost flow-through, you’re looking at forward earnings that’s $6-$7 out

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a couple years. Clearly at $55 the stock is presenting a ridiculous value especially when you consider the lead time of the business and the predictability, etc. I don’t know how you guys feel about that idea, but maybe you can comment a little bit on that.

M. Blinn	It sounds like you’re angling for my job, Rob.

R. Lietzow	Mark, I can assure you I do not want your job. I applaud you for your effort, but I would never think that I could replace you in a million years.

M. Blinn	Thanks, Rob. I appreciate your vote of confidence. We’re not going to respond to that on this call.

R. Lietzow	Okay. I didn’t figure you would, but I just thought I’d lobby a little bit. Thank you very much.

Management	You’re welcome. Thanks, Rob.

Operator	Our next question is a follow up question from Mike Schneider. Please go ahead.

M. Schneider	Maybe you could comment just on the conversion of the backlog and the revenue for ‘06. Mark, you had kind of walked through how orders in ‘04 were up 7% organically and sales in ‘05 were up 7%. But isn’t that overstating the lead time because I’ve been following this company for almost a decade and it seems to me first half orders dictate revenue growth for the year. And if I’m still right in that metric, first half orders this year have been up, call it 32% organically by the numbers, why wouldn’t revenue be up equivalent to that or substantially close to that? And I guess there’s some evidence of that if you cut the 2005 revenue differently, first half orders in 2005 were up 7 and revenue was up 7 so my rule of thumb still seems to hold even by the 2005 numbers.

M. Blinn	Yeah and this goes to a comment earlier. Mike, we don’t want to get into at this point giving guidance going forward as to trends. My point in talking about the conversion was I know a lot of folks like you are looking at historical trends and developing rule of thumbs and they could be similar to yours or different from yours. What I just wanted to point out going forward was in looking at the ‘04 to ‘05 and drawing that relationship going forward was a couple of things.

The impact of FX and you’ve seen the Euro move quite a bit over the last couple of months and just wanted to make sure people were aware of that. The longer negotiated lead times and the fact just to call out that in the ‘04 data, it was pretty much evenly distributed through the whole year in terms of bookings and the correlation to ‘05 we saw substantial growth really at the end of last year. So in terms of where we’re going with sales going forward and I know people want to know this and when we get more current, we will look at the trends and the guidance we give going forward. I’m just going to leave it at that.

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M. Schneider	I guess the way I look at it, Mark, is worst case orders in the second half of ‘05 were up 22% organically. Best case they were up 32% in the first half of this year so the mid point of that is call it 26-27-ish and if that’s the right number adjusted for a couple points of currency adjusted for longer lead times by the request of your customers, revenue growth in ‘06 should be 22% plus. Is that in order of magnitude just completely off or am I in the ballpark?

M. Blinn	I don’t want to get there, Mike. I don’t want to get into the guidance.

M. Schneider	Fair enough and then I guess just on this issue of lead times. Lew, maybe you could comment on, I’m sure you’ve got reports galore that come to you weekly and monthly, specifically on pass through figures and more importantly I guess on-time deliveries. Can you give us a sense of what the number was, the key number in your opinion was 2 years ago, a year ago and where it stands today to give us a sense of what the process improvements have been in the business?

L. Kling	Well first of all let’s just take the on time delivery. Going back a couple of years ago that was probably 60% to 70%. Now we’re looking at some of our businesses approaching the 90% mark so that’s a major change. And in the overdue backlog, there’s no real number we can really talk to. Just talking to the 3 presidents, basically the overdue backlog is getting lower even though sales and orders are going up, so it’s a positive trend in both directions.

M. Schneider	Okay and then final question, guys, just on seals. Why isn’t there greater leverage in that business? That’s a manufacturing, fixed cost business. Yes, you showed some margin improvement in ‘05, but I guess I would have guessed there’s greater leverage in that business. What am I missing or what’s changed in the business model?

M. Blinn	Seals reported almost a 44% gross margin which is a great consistent number. It’s running very efficiently, approaching 20% operating margins or at 20% operating margins. I don’t think you’re missing anything.

M. Schneider	But are you out of capacity or is that business that’s most stretched so we’re seeing the weight of additional investment on the incremental margins? I’m not complaining about the absolute level. I appreciate that’s an extraordinarily profitable business, but on the margin, the new revenue coming in doesn’t seem to be producing the same flow-through.

M. Blinn	I don’t have that number, but I don’t think that’s necessarily the case. But if you’re asking in terms of top line growth, we had good top line growth ‘04 to ‘05. The only thing I’ll say is of all of our divisions that’s probably one of the smallest addressable markets and we’re one of the leading players in it. We don’t think that limits our opportunity going forward. They do have a very good aftermarket capture rate so maybe I don’t understand your question, but I think on incremental flow-through, a lot of what you have is efficiency and the way it’s run before and it does run very efficiently as an organization and as a division. But I don’t think I’m understanding all it, your question.

M. Schneider	That’s fine. I can follow up, guys. Congratulations and thanks for all the

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detail.

Management	Thanks, Mike.

Operator	Our next question comes from Scott Graham with Bear Stearns. Please go ahead.

S. Graham	Just a couple of follow ups and hopefully you won’t consider these laced with an agenda, these questions. How quick do you think you can get down to that 30%-35% tax level, Mark? Because that obviously is a fairly meaningful change from where we’re at now.

M. Blinn	As I said, we can stop the backward looking efforts toward the latter part of this year and start to implement strategies and take hold. I think we’ll see a real benefit from those in 2008 and then start really achieving steady state the end of 2008 and 2009 as we get them because as you put those strategies in place they take a period of time to implement and ultimately realize the benefits.

S. Graham	Understood. Very methodical approach, I really commend you guys for that really across the board. Also on the 10-Qs how far back are you required to go, Mark?

M. Blinn	For the 10-Qs?

S. Graham	Yeah.

M. Blinn	At this point we’re obligated to publish the 2005 10-Qs which will have the ‘05, ‘04 comparative data, so we did get our ‘04 Qs out. Those were out at the end of April so what we have left in terms of ‘05 is to get the ‘05 Qs and then the Q1 and Q2 for 2006 and we’re a current filer with the SEC.

S. Graham	Okay. So even though you had restatements in ‘02 you don’t have to go back that far?

M. Blinn	No, no, the restatement’s done.

S. Graham	Very good. Okay, thanks a lot.

Management	We have time for one more question before we sign off for the day.

Operator	The next question comes from Glenn Krevlin with Glenhill Capital. Please go ahead.

G. Krevlin	My question’s been answered. You can get someone else. Thanks.

Management	Hi, Glenn.

Operator	We have a question from Jim Foung with Gabelli & Company. Please go ahead.

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J. Foung	Hi, I made it. One last question here. Just real quick. When you talk about the employee cost with regards to audit fees and professional fees, wouldn’t you see those costs peaking in the second half of this year and then from there on we can see the decline from there on?

M. Blinn	If I understand, on the professional fees that I indicated in 2005 when do I expect that they peaked?

J. Foung	Right.

M. Blinn	I expect that they peaked in 2005. Now what I wanted to call out in terms of the cash that we’ve spent is we still had some carry over cost from the audit professional fees in getting the restatement done in 2005, but my expectation on those professional fees is that what you saw for 2005 was the peak.

J. Foung	Okay, so then in 2006 we should still see fees, but it won’t be as high as what we saw in ‘05 then?

M. Blinn	Right. You should see them trending down and a couple of things to point to are we’re not in the midst of restatement and some of the other efforts, but more importantly you saw in the proxy statement where our ‘04 to ‘05 audit fees went.

J. Foung	Right, okay. And then you kind of reach your normal level when we get into ‘07 and ‘08 then?

M. Blinn	That’s right.

J. Foung	Okay, great. Thanks a lot.

M. Blinn	Thank you, Jim.

M. Conley	Okay, this concludes today’s conference call. Remember a replay of this call will be available today beginning at 1:00 p.m. Eastern Time through 11:00 p.m. Eastern Time on Saturday, August 12th. The access number is 800-405-2236 and outside the U.S. it’s 303-590-3000. The pass code for either number is 11065510#. You may also access a replay of this call through our website at flowserve.com. If you have any additional questions or need more information, my direct phone number is 972-443-6557.

Now on behalf of all of us at Flowserve thanks for being with us today. Good-bye and have a pleasant day.

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